Exhibit 99.1

Aditxt Signs a Definitive Agreement to Acquire Appili Therapeutics Inc., Developer of a Biodefense Vaccine Funded by the U.S. Department of Defense (DoD)

Assets include the FDA-approved LIKMEZ™, the ATI-1701 tularemia vaccine defense program that has been awarded a USD $14 million non-dilutive award from the DoD, and the ATI-1801 topical formulation

Mountainview, CA., April 2, 2024 - Aditxt, Inc. (“Aditxt” or the “Company”) (NASDAQ: ADTX), a company dedicated to discovering, developing, and deploying promising health innovations, today announced that it has entered into a definitive arrangement agreement (“Arrangement Agreement”) to acquire Appili Therapeutics Inc. (TSX: APLI; OTCQX: APLIF) (“Appili”), a biopharmaceutical company focused on drug development for infectious diseases and medical countermeasures,. Under the Arrangement Agreement, Aditxt’s wholly owned subsidiary, Adivir, Inc. (“Adivir”) agreed to acquire all issued and outstanding Class A common shares of Appili (the “Appili Shares”) through a court-approved plan of arrangement under the Canada Business Corporations Act (“Transaction”).

Since its inception in 2015, Appili has developed a diverse portfolio, including the FDA-approved LIKMEZ™ (previously ATI-1501), ATI-1701 biodefense program supported by a USD $14 million non-dilutive award from the U.S DoD., and ATI-1801, a topical formulation targeting cutaneous leishmaniasis, a painful and disfiguring disease.

LIKMEZ, FDA-Approved Taste-Masked Oral Suspension for Bacterial Infections

Appili developed LIKMEZ, a new formulation of the antibiotic metronidazole, specifically tailored to improve patient experience and adherence, particularly in patients who have difficulty swallowing large tablets. The patent-protected LIKMEZ is a reformulated taste-masking technology containing metronidazole, which makes it easier to swallow and better tasting, increasing patient compliance.

The U.S. FDA’s approval of LIKMEZ highlighted Appili’s capacity to identify and develop significant opportunities within the infectious disease domain. Appili licensed the manufacturing and commercialization rights in the U.S. and other selected territories to Saptalis Pharmaceuticals, LLC (“Saptalis”). Appili, in collaboration with Saptalis, continued the product’s development, ultimately achieving FDA approval in the United States. With FDA approval, future revenue is expected to be derived from milestone payments and royalties from Saptalis under the license agreement.

ATI-1701, Live Attenuated Vaccine for Francisella Tularensis

Appili is developing ATI-1701 as a live attenuated vaccine to combat Francisella tularensis, which is classified by the U.S. National Institutes of Health (NIH) as a Category A pathogen, an organism that poses the highest risk to national security and public health due to its high rate of infectivity and ability to cause lethal pneumonia and systemic infection. Estimated to be 1,000-fold more infectious than anthrax, experts consider the aerosolized form to have a high potential for use in a bioterrorism attack.

Appili’s strategic alignment with governmental and public health priorities has secured non-dilutive funding of USD $14 million from the U.S. DoD for its ATI-1701 biodefense program. This funding has been crucial in advancing the development of ATI-1701, including support for manufacturing, non-clinical studies, and regulatory activities through the submission of an Investigational New Drug (IND) application. ATI-1701 may be eligible for a Priority Review Voucher (PRV) if the U.S. Government extends the Medical Countermeasures PRV program. A PRV enables its recipient to expedite the review process for future drug applications upon issuance. While no assurance can be provided that ATI-1701 will be deemed eligible for a priority review voucher or, what its ultimate worth will be if approved, and recent secondary market transactions involving PRVs have ranged from USD $80 million to USD $100 million, their strategic value extends beyond the secondary market, offering significant advantages in accelerating the development timeline of new treatments.

ATI-1801, Topical Formulation for the Treatment of Cutaneous Leishmaniasis (CL)

ATI-1801 represents Appili’s innovative approach to combating cutaneous leishmaniasis (CL), a devastating skin infection classified by the World Health Organization (WHO) as a Neglected Tropical Disease (NTD) that impacts hundreds of thousands of individuals globally. This topical product is formulated with paromomycin, a previously approved antibiotic available in oral or injectable form. The topical formulation allows a more direct and comfortable application for patients who suffer from painful CL lesions.

Having undergone evaluation in a Phase 3 study, ATI-1801 targets CL infections that manifest through skin lesions and ulcers, leading to potential scarring, disfigurement, and societal stigma. Appili is committed to collaborating with stakeholders worldwide to advance the development of ATI-1801 and to obtain regulatory approvals, ensuring global access to this critical treatment. Additionally, Appili is assessing the potential for ATI-1801 to qualify for a Priority Review Voucher (PRV), a step that could further expedite bringing this essential therapy to those in need.

Synergy with Aditxt’s Programs

This acquisition will enhance Aditxt’s portfolio of subsidiaries and create synergies with its existing programs, particularly precision diagnostics. Integrating Appili’s expertise and product lines would pave the way for a comprehensive approach to population health, from early detection and prevention to treatment. The potential for collaboration within the Aditxt ecosystem can streamline patient care, from early detection through precision diagnostics to developing tailored treatment strategies.

Amro Albanna, Co-Founder, Chairman, and CEO of Aditxt, elaborated on the significance of this acquisition, stating, “The acquisition of Appili would represent another step in Aditxt’s journey towards advancing promising innovations in health. Our mission is to accelerate some of the most promising health innovations, like those developed by Appili, to reach their full potential and to have a lasting impact. The urgency for innovative and effective public health solutions is unprecedented. The need to discover and bring new treatments to the market or to enhance existing ones to combat public health challenges has never been more critical. By integrating Appili’s proven expertise and diverse portfolio in the infectious disease and biodefense domain, Aditxt can substantially contribute to advancing public health solutions.”

“This transaction with Aditxt aligns with our goals on multiple levels. We see this as an opportunity for growth, innovation, and collaboration. Our shared vision and combined expertise will undoubtedly accelerate our mission to develop innovative treatments and solutions for some of the most challenging health threats facing the world today. Appili can now leverage Aditxt’s proven research and development, operations, and commercialization expertise to accelerate the development of our three programs. Secondly, as a NASDAQ-listed company, we believe Aditxt can facilitate capital access in this challenging economic environment. We welcome this new chapter, confident that together, we will achieve even greater heights in deploying innovative healthcare solutions.” said Dr. Don Cilla, President and CEO of Appili Therapeutics.

Transaction Details:

The Transaction will be effected through a court-approved plan of arrangement under the Canada Business Corporations Act. Under the terms of the Arrangement Agreement, Adivir will acquire all of the issued and outstanding Appili Shares, with each Appili Shareholder receiving (i) 0.002745004 of a share of common stock (each whole share, an “Aditxt Share”) of Aditxt (the “Share Consideration”) and (ii) US$0.0467 for each Appili Share held (the “Cash Consideration” and together with the Share Consideration collectively, the “Transaction Consideration”) representing total consideration per Appili Share of approximately US$0.0561 based on the closing price of Aditxt stock on March 28, 2024 After giving effect to the Transaction, Appili Shareholders will hold approximately 19.99% of the issued and outstanding Aditxt Shares (on a non-diluted basis) based on the currently issued and outstanding Aditxt Shares (calculated on a non-diluted basis). In connection with the Transaction, each outstanding option and warrant of Appili will be cashed out based on the implied in-the-money value of the Transaction Consideration.

In connection with the Transaction Aditxt will: (i) agree to repay no less than 50% in outstanding senior secured debt at the closing of the Transaction (the “Closing”) and to repay the remaining outstanding senior secured debt by no later than December 31, 2024; (ii) acquire all of Appili’s remaining outstanding liabilities and indebtedness; and (iii) agree to satisfy certain payables of Appili at Closing as further detailed in the Arrangement Agreement.

The Transaction is subject to the approval of at least two-thirds of the votes cast at the special meeting of the Appili Shareholders, which is expected to be held before the end of calendar Q2 2024 to approve the Transaction.

Appili’s directors, officers, and certain shareholders holding approximately 11.9% of the total voting power of the issued and outstanding Appili Shares have entered into voting support agreements with the Buyer to vote in favor of the Transaction.

The Transaction is conditional upon Aditxt raising at least US$20 million in financing (the “Aditxt Financing”) prior to Closing. In addition, completion of the Transaction is subject to other customary conditions, including the receipt of all necessary court, regulatory and stock exchange approvals. Subject to receiving all required approvals, Closing is expected to occur not later than early Q3 2024.

The Arrangement Agreement contains customary terms and conditions, including non-solicitation provisions, which are subject to Appili’s right to consider and accept a superior proposal subject to a matching right in favor of Aditxt. The Arrangement Agreement also provides for paying a termination fee of Cdn$1.25 million in certain circumstances.

None of the securities to be issued pursuant to the Arrangement Agreement have been or will be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, and any securities issued in the Transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act and applicable exemptions under state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

If the Transaction is completed, the Appili Shares will be delisted from the TSX and the OTCQX and Appili will apply to cease to be a reporting issuer.

Advisors

Aird & Berlis LLP acted as Canadian legal counsel to Aditxt. Sheppard, Mullin, Richter & Hampton LLP acted as US securities counsel to Aditxt and Nelson Mullins Riley & Scarborough LLP acted as US M&A counsel to Aditxt.

Dentons Canada LLP acted as legal counsel to Appili. Bloom Burton & Co. acted as financial advisor to the Appili Board and BDO Canada LLP acted as independent financial advisor to the Appili Special Committee.

About Aditxt, Inc.

Aditxt, Inc.® (“Aditxt”) (NASDAQ: ADTX) is an innovation platform dedicated to discovering, developing, and deploying promising innovations. Aditxt’s ecosystem of research institutions, industry partners, and shareholders collaboratively drives their mission to “Make Promising Innovations Possible Together.” The innovation platform is the cornerstone of Aditxt’s strategy, where multiple disciplines drive disruptive growth and address significant societal challenges. Aditxt operates a unique model that democratizes innovation, ensures every stakeholder’s voice is heard and valued, and empowers collective progress.

Aditxt has a diverse innovation portfolio, including Adimune™, Inc., which is leading the charge in developing a novel class of therapeutics for retraining the immune system to combat organ rejection, autoimmunity, and allergies. Adivir™, Inc. focuses on enhancing national and population health and impacting public health globally. Pearsanta™, Inc., delivers rapid, personalized, and high-quality lab testing accessible anytime, anywhere, led by its CLIA-certified and CAP-accredited clinical laboratory based in Richmond, VA.

For more information see: www.aditxt.com

About Appili Therapeutics

Appili Therapeutics is an infectious disease biopharmaceutical company that is purposefully built, portfolio-driven, and people-focused to fulfill its mission of solving life-threatening infections. By systematically identifying urgent infections with unmet needs, Appili aims to strategically develop a pipeline of novel therapies to prevent deaths and improve lives. The Company is currently advancing a diverse range of anti-infectives, including a vaccine candidate to eliminate a severe biological weapon threat, a topical antiparasitic for the treatment of a disfiguring disease, and a novel easy to use, liquid oral formulation targeting parasitic and anaerobic infections. Appili is at the epicenter of the global fight against infection, led by a proven management team.

For more information, visit www.AppiliTherapeutics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding the Company’s ability to close the proposed transaction, including but not limited to, the Company’s ability to raise the necessary capital to close the transaction; the ability of both companies to secure all required regulatory, third-party and shareholder approvals for the proposed transaction; the Company’s expectation that shares of its common stock will remain listed on the Nasdaq Stock Market; the anticipated timing to close the transaction; the anticipated financial performances of the Company and Appili both before and after the proposed transaction; the anticipated benefits of the proposed transaction including synergies to Aditxt’s business following the proposed transaction; Appili’s ability to secure PRV vouchers for one or more of its programs; Aditxt’s ability to leverage Appili for subsequent product acquisitions and license agreements subsequent to the transaction; Appili’s ability to secure and maintain requisite regulatory approvals; costs related to the transaction; and changes to the potential market size and the size of the patient populations utilizing LIKMEZ. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the each company’s SEC filings, including Aditxt’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 17, 2023 as amended April 28, 2023 and July 12, 2023, Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 14, 2023, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Media Relations Contact:

Mary O’ Brien

mobrien@aditxt.com

(516) 753-9933